Exhibit 5.1

December 18, 2014

Juno Therapeutics, Inc.

307 Westlake Avenue North, Suite 300

Seattle, Washington 98109

Re:	Registration Statement on Form S-1 (File No. 333-200293) and Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by Juno Therapeutics, Inc. (the “Company”) with the Securities and Exchange Commission pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the registration under the Securities Act of 2,038,854 shares (including 265,937 shares issuable upon exercise of an option to purchase additional shares granted to the underwriters) of the Company’s common stock, par value $0.0001 per share (the “Shares”), to be issued and sold by the Company. The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-200293) (the “Prior Registration Statement”), which was declared effective on December 18, 2014, including the prospectus which forms part of the Prior Registration Statement. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Prior Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Prior Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion, that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation